EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Announces 3-For-2 Stock Split

CHARLOTTE, Michigan, November 2, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced that its Board of Directors approved a 3-for-2 stock split. The stock split will be issued on Dec. 15, 2006 to shareholders of record on Nov. 15, 2006. Shareholders will receive one additional share of common stock for every two shares held.

Spartan reported its previously announced regular and special dividend will be paid to shareholders based on the total outstanding shares prior to the split.

"Thanks to the loyalty of our customers and the strength of our brands, we have achieved sales, earnings and backlog growth, which our investors have rewarded with an appreciation of our stock price," said John Sztykiel, president and CEO of Spartan Motors. "We recently reported the best nine-month period in company history, driven by the growing strength of our brands and the consistency of execution at an operational level. Over the last three quarters, our EPS has averaged approximately $0.34 per share. Our average quarterly EPS in 2005 was approximately $0.16 per share. We are moving in the right direction."

As of Sept. 30, 3006, Spartan had 13.8 million shares outstanding. Upon completion of the split, the number will increase to 20.6 shares outstanding. The Company's transfer agent will mail the additional shares to shareholders. Spartan has had two other 3-for-2 stock splits in the past, in 1991 and 1993.

Last week, Spartan reported a 50.7 percent increase in net earnings and a 21.9 percent increase in net sales for its third quarter ended Sept. 30, 2006, as compared to the same quarter of last year. Spartan attributed its best-ever third quarter results to record-level fire truck chassis sales, increased military vehicle chassis sales and improved performance at Spartan's EVTeam operating group.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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